Exhibit 99.1

Astrotech Corporation 401 Congress, Suite 1650 Austin, Texas 512.485.9530 fax: 512.485.9531 www.astrotechcorp.com

FOR IMMEDIATE RELEASE

Austin, Texas, April 14, 2014 – Astrotech Corporation (“Astrotech” or the “Company”) (Nasdaq:ASTC), a leading provider of commercial space services, today announced that its Board of Directors has set the date for the Company's Annual Meeting of Shareholders (the “Annual Meeting”) as well as the record date for shareholders eligible to vote at the meeting.

The Annual Meeting will be held on Thursday, June 26, 2014 at 9:00 am (Central Time) at 221 West 6th Street, 21st Floor in Austin, Texas. Shareholders of record as of the close of business on May 9, 2014 will be eligible to vote at the meeting.

The items of business are:

1. election of directors;

2. ratify Ernst & Young, LLP as independent auditors; and

3. approve additional shares of common stock for employee compensation.

Additional information about the Annual Meeting will be contained in the definitive proxy statement (SEC Form DEF 14A) which will be filed with the U.S. Securities and Exchange Commission on or about May 23, 2014 and in the proxy materials that will be mailed to Astrotech's shareholders on or about May 23, 2014.

Because many Astrotech shareholders are unable to attend the Annual Meeting, the Board of Directors solicits proxies to give each shareholder an opportunity to vote on all matters scheduled to come before the meeting as set forth in the proxy statement. After May 23, 2014, voting can be completed by returning the proxy card via mail, by calling 1-866-390-5376 or by going online at www.proxypush.com/ASTC. All proxies voted by internet or telephone must be submitted by 5:00 p.m. (Eastern Time) on June 25, 2014 in order to be counted.

About Astrotech Corporation

Astrotech is one of the first space commerce companies and remains a strong entrepreneurial force in the aerospace industry. We are leaders in identifying, developing and marketing space technology for commercial use. Our ASO business unit serves our government and commercial satellite and spacecraft customers with pre-launch services on the eastern and western range. 1st Detect Corporation is developing what we believe is a breakthrough miniature mass spectrometer, the MMS-1000™, while Astrogenetix, Inc. is a biotechnology company utilizing microgravity as a research platform for drug discovery and development.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in Astrotech’s Securities and Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. Astrotech assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Joshua Elbaum

Astrotech Corporation

512.485.9530